www.aviatnetworks.com

Aviat Networks Announces Fiscal 2021 Third Quarter and Nine Month Financial Results

Total Revenue of $66.4 million; Up 8.2% Year-Over-Year
Adjusted EBITDA of $7.3 million; Up $3.8 million Year-Over-Year

AUSTIN, Texas, May 5, 2021 -- Aviat Networks, Inc. (“Aviat Networks,” “Aviat,” or the “Company”), (NASDAQ: AVNW), the leading expert in wireless transport solutions, today reported financial results for its fiscal 2021 third quarter ended April 2, 2021.

Third Quarter Highlights

•Company continues to execute on key long-term strategic objectives resulting in continued year-over-year increase in quarterly revenues and Adjusted EBITDA.
•Solid balance sheet and liquidity helps position Company to execute on long-term plans.
•Company introduced new software on the Aviat WTM4000 radio platform which doubles the capacity of a microwave link without the need for additional equipment for our customers.
Third Quarter Financial Highlights

•Total Revenues: $66.4 million, +8.2% from same quarter last year
◦North America: $42.0 million, +12.8% from same quarter last year
◦International: $24.4 million, +1.1% from same quarter last year

•GAAP Results: Gross Margin 38.5%; Operating Expenses $21.5 million; Operating Income $4.0 million, Net Income $94.7 million; Net Income per diluted share (“Net Income per share”) $8.00

•Non-GAAP Results: Adjusted EBITDA $7.3 million; Gross Margin 38.7%; Operating Expenses $19.7 million; Operating Income $6.0 million; Net Income $5.8 million; Net Income per share $0.49

•Net Cash: $45.8 million, +$2.8 million from prior sequential quarter; No loans outstanding at quarter-end

“This was another successful quarter and the first nine months of fiscal 2021 for Aviat,” said Peter Smith, President and Chief Executive Officer of Aviat. “We continued to execute on our key long-term focus areas of sales growth, margin expansion, expense reductions and meaningful bottom-line improvements. We continue to demonstrate Aviat’s differentiation in our multi-band transport solution for 5G, Private Networks and Rural Broadband, capturing share of demand and demonstrating the viability of our offering.”

Mr. Smith continued, “Our unique, multi-band hardware and software solutions recently led to Aviat being selected by Dish Networks, a U.S.-based Tier 1 5G operator as a key microwave transport vendor. In addition, with recent wins with LTD Broadband and Nextlink Internet, Aviat has increased its share of demand in Rural Broadband. We believe we are well-positioned in a market that is expected to benefit from meaningful government funding, including the $9 billion 5G Fund for Rural America and the $20 billion Rural Digital Opportunity Fund. As an American company, Aviat is proud to deliver broadband connectivity to rural America, enabling economic, social, healthcare, and educational opportunities for all Americans.”

Mr. Smith concluded, “With the introduction of new software on the WTM4000 radio platform, we have demonstrated our commitment to invest in software solutions which we believe will lower our customers’ total costs of ownership.”

Fiscal 2021 Third Quarter and Nine Month Comparisons

Revenues
The Company reported total revenues of $66.4 million for its fiscal 2021 third quarter, compared to $61.4 million in the comparable fiscal 2020 period, an increase of $5.0 million or 8.2%. North America revenue of $42.0 million increased by $4.8 million or 12.8%, compared to $37.3 million in the comparable fiscal 2020 period. International revenue was $24.4 million and returned to growth from $24.1 million in the comparable fiscal 2020 period.

For the nine months ended April 2, 2021, the Company reported total revenues of $203.2 million, as compared to $176.0 million in the comparable fiscal 2020 period. North America revenue of $136.7 million increased by $23.2 million or 20.4%, as compared to $113.5 million in the comparable fiscal 2020 period. International revenue of $66.5 million for the fiscal 2021 nine-month period increased by $4.0 million or 6.5%, as compared to $62.5 million in the comparable fiscal 2020 period.

Gross Margins
In the fiscal 2021 third quarter, the Company reported GAAP gross margin of 38.5% and non-GAAP gross margin of 38.7%. This compares to GAAP gross margin of 35.8% and non-GAAP gross margin of 35.9% in the comparable fiscal 2020 period, an improvement of 270 and 280 basis points, respectively.

For the nine months ended April 2, 2021, the Company reported GAAP gross margin of 37.8% and non-GAAP gross margin of 37.9%. This compares to GAAP gross margin of 35.7% and non-GAAP gross margin of 35.8% in the comparable fiscal 2020 period, an improvement of 210 basis points in each case.

Operating Expenses
GAAP total operating expenses for the fiscal 2021 third quarter were $21.5 million, compared to $20.7 million in the comparable fiscal 2020 period, an increase of $0.8 million or 3.9% due to restructuring charges. Non-GAAP total operating expenses, excluding the impact of share-based compensation, for the fiscal 2021 third quarter and the comparable fiscal 2020 period were both $19.7 million, respectively.

The Company reported GAAP total operating expenses for the fiscal 2021 nine-month period of $58.3 million, as compared to $61.6 million in the comparable fiscal 2020 period, a decrease of $3.3 million or 5.4%. On a non-GAAP basis, excluding the impact of restructuring charges and share-based compensation, total operating expenses for the fiscal 2021 nine-month period were $55.2 million, as compared to $58.2 million in the fiscal 2020 period, a decrease of $3.0 million or 5.2%.

Operating Income
The Company reported GAAP operating income of $4.0 million for the fiscal 2021 third quarter, compared to $1.2 million in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported operating income of $6.0 million for the fiscal 2021 third quarter, compared to $2.4 million in the comparable fiscal 2020 period.

For the fiscal 2021 nine-month period, the Company reported $18.5 million in GAAP operating income, as compared to $1.3 million in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported operating income of $21.8 million, compared to $4.7 million in the comparable fiscal 2020 period.

Income Taxes
The Company reported a GAAP income tax benefit of $90.6 million in the fiscal 2021 third quarter primarily due to the release of $92.2 million in U.S. valuation allowance as the Company anticipates on a more-likely-than-not basis that its U.S. operations will have sufficient profits to utilize the deferred tax assets in the foreseeable future. On a non-GAAP basis, the Company will continue to report cash taxes paid in its foreign jurisdictions under the respective transfer pricing agreements.

Net Income / Net Income Per Share
The Company reported GAAP net income of $94.7 million in the fiscal 2021 third quarter or GAAP net income per share of $8.00. This compared to GAAP net income of $0.7 million or GAAP net income per share of $0.07 in the comparable fiscal 2020 period. GAAP net income in the fiscal 2021 third quarter was favorably impacted by a release of US valuation allowance of $92.2 million. On a non-GAAP basis, the Company reported net income of $5.8 million or a non-GAAP net income per share of $0.49, compared to a non-GAAP net income of $2.2 million or non-GAAP net income per share of $0.20 in the comparable fiscal 2020 period.

The Company reported GAAP net income of $107.3 million for the fiscal 2021 nine-month period, or GAAP net income per share of $9.31. This compared to GAAP net loss of $(0.9) million or GAAP net loss per share of $(0.08) in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported net income of $21.1 million or net income per share of $1.83, as compared to non-GAAP net income of $4.1 million or $0.38 net income per share in the comparable fiscal 2020 period.

On April 7, 2021, we effected a two-for-one split in the form of a stock dividend to shareholders of record as of April 1, 2021. Common stock, Additional paid-in-capital, and per share for all periods presented have been retrospectively reclassified to reflect the two-for-one stock split in the form of a stock dividend.

Adjusted EBITDA
Adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) for the fiscal 2021 third quarter was $7.3 million, compared to $3.5 million in the comparable fiscal 2020 period, a year-over-year improvement of $3.8 million.

For the fiscal 2021 nine-month period, the Company reported Adjusted EBITDA of $25.8 million, as compared to $8.0 million in the comparable fiscal 2020 period.

Balance Sheet Highlights
The Company reported cash and cash equivalents as of $45.8 million as of April 2, 2021, compared to $43.0 million as of January 1, 2021. The Company has no loans outstanding. In the third quarter the Company increased its inventory by $4.3 million to build safety stock to mitigate supply chain challenges.

Conference Call Details
Aviat Networks will host a conference call at 5:00 p.m. Eastern Time (ET) today, May 5, 2021, to discuss its financial and operational results for the fiscal 2021 third quarter. Participating on the call will be Peter Smith, President and Chief Executive Officer; Eric Chang, Chief Financial Officer; and Keith Fanneron, Vice President Global Finance and Investor Relations. Following management's remarks, there will be a question and answer period.

To listen to the live conference call, please dial toll-free (US/CAN) 866-465-7577 or toll-free (INTL) 786-815-8431, conference ID: 7984966. We ask that you dial-in approximately 10 minutes prior to the start time. Additionally, participants are invited to listen via webcast, which will be broadcast live and via replay approximately two hours after the call is completed at http://investors.aviatnetworks.com/events-and-presentations/events.

About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold in 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including Aviat’s beliefs and expectations regarding business conditions, new product solutions, customer positioning, revenue, future orders, bookings, new contracts, cost structure, operating income, profitability in fiscal 2021, process improvements, realignment plans and review of strategic alternatives. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat and trends in revenue, and other statements identified by the use of forward-looking terminology, including "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•the impact of COVID-19 on our business, operations and cash flows;
•continued price and margin erosion as a result of increased competition in the microwave transmission industry;
•the impact of the volume, timing, and customer, product, and geographic mix of our product orders;
•our ability to meet financial covenant requirements which could impact, among other things, our liquidity;
•the timing of our receipt of payment for products or services from our customers;
•our ability to meet projected new product development dates or anticipated cost reductions of new products;
•our suppliers’ inability to perform and deliver on time as a result of their financial condition, component shortages, the effects of COVID-19 or other supply chain constraints;
•customer acceptance of new products;
•the ability of our subcontractors to timely perform;
•weakness in the global economy affecting customer spending;
•retention of our key personnel;
•our ability to manage and maintain key customer relationships;
•uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;
•our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;
•the results of our restructuring efforts;
•the ability to preserve and use our net operating loss carryforwards;
•the effects of currency and interest rate risks;
•the effects of current and future government regulations, including the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States and other countries where we conduct business;
•the conduct of unethical business practices in developing countries;
•the impact of political turmoil in countries where we have significant business;
•the impact of tariffs, the adoption of trade restrictions affecting our products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; and

•our ability to implement our stock repurchase program or that it will enhance long-term stockholder value.

For more information regarding the risks and uncertainties for Aviat’s business, see "Risk Factors" in Aviat’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on August 27, 2020 as well as other reports filed by Aviat with the SEC from time to time. Aviat undertakes no obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Investor Relations:
Keith Fanneron
Vice President Global Finance & Investor Relations
Phone: (408) 941-7128
Email: keith.fanneron@aviatnet.com

Table 1
AVIAT NETWORKS, INC.
Fiscal Year 2021 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	April 2, 2021	April 3, 2020	April 2, 2021	April 3, 2020
Revenues:
Revenue from product sales	$45,246	$40,930	$136,401	$111,676
Revenue from services	21,158	20,449	66,824	64,314
Total revenues	66,404	61,379	203,225	175,990
Cost of revenues:
Cost of product sales	26,456	24,676	81,823	68,466
Cost of services	14,370	14,742	44,666	44,688
Total cost of revenues	40,826	39,418	126,489	113,154
Gross margin	25,578	21,961	76,736	62,836
Operating expenses:
Research and development expenses	5,275	4,875	15,541	15,069
Selling and administrative expenses	15,106	15,233	41,555	44,334
Restructuring charges	1,162	617	1,162	2,175
Total operating expenses	21,543	20,725	58,258	61,578
Operating income	4,035	1,236	18,478	1,258
Interest income	128	112	202	318
Interest expense	—	(19)	(1)	(23)
Income before income taxes	4,163	1,329	18,679	1,553
(Benefit from) provision for income taxes	(90,568)	598	(88,629)	2,439
Net income (loss)	$94,731	$731	$107,308	$(886)

Net income (loss) per share of common stock outstanding:
Basic	$8.49	$0.07	$9.76	$(0.08)
Diluted	$8.00	$0.07	$9.31	$(0.08)
Weighted-average shares outstanding:
Basic	11,152	10,790	10,994	10,780
Diluted	11,842	10,914	11,532	10,780

Table 2
AVIAT NETWORKS, INC.
Fiscal Year 2021 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	April 2, 2021	July 3, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$45,808	$41,618
Accounts receivable, net	47,564	44,661
Unbilled receivables	37,862	28,085
Inventories	21,894	13,997
Customer service inventories	1,233	1,234
Assets held for sale	2,218	—
Other current assets	7,705	10,355
Total current assets	164,284	139,950
Property, plant and equipment, net	12,563	16,911
Deferred income taxes	102,551	12,799
Right of use assets	2,893	3,474
Other assets	8,285	6,667
Total long-term assets	126,292	39,851
TOTAL ASSETS	$290,576	$179,801
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$37,247	$31,995
Accrued expenses	26,755	26,920
Short-term lease liabilities	754	1,445
Advance payments and unearned revenue	26,954	21,872
Short-term debt	—	9,000
Restructuring liabilities	1,956	2,738
Total current liabilities	93,666	93,970
Unearned revenue	9,021	8,142
Long-term lease liabilities	2,344	2,303
Other long-term liabilities	343	401
Reserve for uncertain tax positions	4,916	5,759
Deferred income taxes	565	545
Total liabilities	110,855	111,120
Commitments and contingencies
Equity:
Preferred stock	—	—
Common stock	112	108
Treasury stock	(458)	—
Additional paid-in-capital	818,155	814,283
Accumulated deficit	(623,433)	(730,741)
Accumulated other comprehensive loss	(14,655)	(14,969)
Total equity	179,721	68,681
TOTAL LIABILITIES AND EQUITY	$290,576	$179,801

AVIAT NETWORKS, INC.
Fiscal Year 2021 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of gross margin, research and development expenses, selling and administrative expenses, operating income, provision for or benefit from income taxes, net income, net income per share, and adjusted income before interest, tax, depreciation and amortization (Adjusted EBITDA), adjusted to exclude certain costs, charges, gains and losses, as set forth below. We believe that these non-GAAP financial measures, when considered together with the GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. We also believe these non-GAAP measures enhance the ability of investors to analyze trends in our business and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follow.

Table 3
AVIAT NETWORKS, INC.
Fiscal Year 2021 Third Quarter Summary
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (1)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Nine Months Ended
	April 2, 2021	% of Revenue	April 3, 2020	% of Revenue	April 2, 2021	% of Revenue	April 3, 2020	% of Revenue
	(In thousands, except percentages and per share amounts)
GAAP gross margin	$25,578	38.5%	$21,961	35.8%	$76,736	37.8%	$62,836	35.7%
Share-based compensation	114		53		279		149
Non-GAAP gross margin	25,692	38.7%	22,014	35.9%	77,015	37.9%	62,985	35.8%

GAAP research and development expenses	$5,275	7.9%	$4,875	7.9%	$15,541	7.6%	$15,069	8.6%
Share-based compensation	(82)		(33)		(179)		(92)
Non-GAAP research and development expenses	5,193	7.8%	4,842	7.9%	15,362	7.6%	14,977	8.5%

GAAP selling and administrative expenses	$15,106	22.7%	$15,233	24.8%	$41,555	20.4%	$44,334	25.2%
Share-based compensation	(569)		(421)		(1,696)		(1,074)
Non-GAAP selling and administrative expenses	14,537	21.9%	14,812	24.1%	39,859	19.6%	43,260	24.6%

GAAP operating income	$4,035	6.1%	$1,236	2.0%	$18,478	9.1%	$1,258	0.7%
Share-based compensation	765		507		2,154		1,315
Restructuring charges	1,162		617		1,162		2,175
Non-GAAP operating income	5,962	9.0%	2,360	3.8%	21,794	10.7%	4,748	2.7%

GAAP income tax (benefit) provision	$(90,568)	(136.4)%	$598	1.0%	$(88,629)	(43.6)%	$2,439	1.4%
Adjustment to reflect pro forma tax rate	90,868		(298)		89,529		(1,539)
Non-GAAP income tax provision	300	0.5%	300	0.5%	900	0.4%	900	0.5%

GAAP net income (loss)	$94,731	142.7%	$731	1.2%	$107,308	52.8%	$(886)	(0.5)%
Share-based compensation	765		507		2,154		1,315
Restructuring charges	1,162		617		1,162		2,175
Adjustment to reflect pro forma tax rate	(90,868)		298		(89,529)		1,539
Non-GAAP net income	$5,790	8.7%	$2,153	3.5%	$21,095	10.4%	$4,143	2.4%

	Three Months Ended				Nine Months Ended
	April 2, 2021	% of Revenue	April 3, 2020	% of Revenue	April 2, 2021	% of Revenue	April 3, 2020	% of Revenue
	(In thousands, except percentages and per share amounts)

Net income per share:
GAAP	$8.00		$0.07		$9.31		$(0.08)
Non-GAAP	$0.49		$0.20		$1.83		$0.38

Shares used in computing net income per share
GAAP	11,842		10,914		11,532		10,780
Non-GAAP	11,842		10,914		11,532		10,956

Adjusted EBITDA:
GAAP net income (loss)	$94,731	142.7%	$731	1.2%	$107,308	52.8%	$(886)	(0.5)%
Depreciation and amortization of property, plant and equipment	1,355		1,111		4,016		3,226
Interest income, net	(128)		(93)		(201)		(295)
Share-based compensation	765		507		2,154		1,315
Restructuring charges	1,162		617		1,162		2,175
(Benefit from) provision for income taxes	(90,568)		598		(88,629)		2,439
Adjusted EBITDA	$7,317	11.0%	$3,471	5.7%	$25,810	12.7%	$7,974	4.5%
_____________________________________________________
(1)     The adjustments above reconcile our GAAP financial results to the non-GAAP financial measures used by us. Our non-GAAP net income excluded share-based compensation, and other non-recurring charges (recovery). Adjusted EBITDA was determined by excluding depreciation and amortization on property, plant and equipment, interest, provision for or benefit from income taxes, and non-GAAP pre-tax adjustments, as set forth above, from the GAAP net income. We believe that the presentation of these non-GAAP items provides meaningful supplemental information to investors, when viewed in conjunction with, and not in lieu of, our GAAP results. However, the non-GAAP financial measures have not been prepared under a comprehensive set of accounting rules or principles. Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP. Moreover, there are material limitations associated with the use of non-GAAP financial measures.

Table 4
AVIAT NETWORKS, INC.
Fiscal Year 2021 Third Quarter Summary
SUPPLEMENTAL SCHEDULE OF REVENUE BY GEOGRAPHICAL AREA
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2021	April 3, 2020	April 2, 2021	April 3, 2020
	(In thousands)
North America	$42,021	$37,250	$136,678	$113,489
International:
Africa and the Middle East	9,904	9,230	31,138	28,679
Europe and Russia	3,280	1,903	7,053	7,728
Latin America and Asia Pacific	11,199	12,996	28,356	26,094
	24,383	24,129	66,547	62,501
Total revenue	$66,404	$61,379	$203,225	$175,990